Exhibit 99

                            SHARE PURCHASE AGREEMENT

            THIS AGREEMENT made as of the 12 day of July, 2006 (the "Effective Date").

BETWEEN:

            Betsy Anne Barton.

            (hereinafter called the "Vendor")           - and -

            GORDON COOPER, a businessman residing in Toronto, Ontario, Canada

            (hereinafter called the "Purchaser")

WHEREAS:

A. The Vendor wishes to sell to the Purchaser and the Purchaser wishes to buy 146,500 common shares in the capital of Grandview Gold Inc. (the "Shares") for an aggregate purchase price of $146,500;

            NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale. Subject to the terms and conditions set out in this Agreement, the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase from the Vendor the Shares. The purchase and sale of shares under this Agreement is sometimes referred to in this Agreement as the "Purchase Transaction".

1.2 Purchase Price. The purchase price for the Shares shall be $1.00 per share for a total of $146,000. All amounts in this Agreement are in Canadian dollars.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1 Vendor's Warranties. The Vendor represents and warrants to the Purchaser as follows (acknowledging that the Purchaser is relying on the representations and warranties of the Vendor contained in this Agreement and any agreement, certificates or other document delivered by the Vendor pursuant hereto in connection with the purchase of the Shares and which representations and warranties shall be true and correct as of the closing):

      (a) Upon completion of the Purchase Transaction the Purchaser shall be the absolute legal and beneficial owner of the Shares, free and clear of any and all liens,

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            charges,  pledges, security interests,  escrow conditions,  demands, adverse claims, rights, or other encumbrances whatsoever and no person, firm or corporation will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the Shares or any interest therein from the Purchaser or the Vendor;

      (b) the Vendor is not a non-resident as defined in the Income Tax Act (Canada);

      (c) the Vendor has the capacity and authority and has taken all necessary action to enter into, execute and deliver this Agreement and to sell and transfer the Shares to the Purchaser as contemplated by the Purchase Transaction and this Agreement;

2.2 Survival of Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement and contained in any document or certificate given pursuant to this Agreement shall survive the Closing and shall continue for an indefinite period.

                                    ARTICLE 3
                                     GENERAL

3.1 Time. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

3.2 Notice. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered; mailed by first class, registered or certified Canada or other national mail service, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; given by facsimile; or sent through a nationally-recognized delivery service which guarantees a two day delivery.

            If to Purchaser, to:

                  Mr. Gordon Cooper
                  400 Brunel Road
                  Mississauga, Ont  L4Z 2C2

            If to Vendor, to:

                  Ms. Betsy Anne Barton
                  77 Harbour Square
                  Toronto, Ont M5J 2S2

3.3 Governing Law. This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving consideration to any conflict of laws rules). The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this

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Agreement.  Each party  hereto does  hereby  attorn to the  jurisdiction  of the
Courts of the Province of Ontario.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                           By: /s/ Betsy Anne Barton
                                               -----------------------------
                                               Betsy Anne Barton


                                           By: /s/ Gordon Cooper
                                               -----------------------------
                                               Gordon Cooper